UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 18, 2011

ISLE OF CAPRI CASINOS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	0-20538	41-1659606
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

600 Emerson Road, Suite 300, St. Louis, Missouri (Address of principal executive offices)	63141 (Zip Code)

(314) 813-9200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.245)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07. Submission of Matters to Vote of Security Holders.

On January 19, 2011, Isle of Capri Casinos, Inc. (the “Company”) entered into an agreement (the “Goldstein Governance Agreement”) with Robert S. Goldstein, the Company’s Vice Chairman, and Jeffrey D. Goldstein and Richard A. Goldstein, two of the Company’s directors, and GFIL Holdings, LLC (the “Goldstein Parties”).  The Goldstein Governance Agreement required the Company to hold a special meeting of stockholders to vote on certain amendments to the Company’s amended and restated certificate of incorporation.  This special meeting was convened on March 18, 2011.   The Goldstein Governance Agreement further required the Company to take all commercially reasonable actions to adjourn the special meeting in order to solicit additional proxies if so requested by the Goldstein Parties.  On March 17, 2011, the Goldstein Parties requested that the Company take all commercially reasonable actions to adjourn the special meeting in order to solicit additional proxies.  In accordance with the Company’s obligations under the Goldstein Governance Agreement, at the special meeting the Company put before the shareholders a proposal to adjourn the meeting until 9:00am central time on April 8, 2011 in order to solicit additional proxies with respect to the two proposals before the special meeting.  In accordance with the Company’s bylaws, in order to be approved the proposal for adjournment required a majority of the shares present or represented at the meeting and voting on the question.

The total shares present or represented and voting on the adjournment were 10,354,631 shares.  The results of the vote were as follows:

10,354,631 shares voted in favor of adjournment

0 shares voted against adjournment

The special meeting was therefore adjourned until 9:00am central time on April 8, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

ISLE OF CAPRI CASINOS, INC.

Date: March 22, 2011	By:	/s/ Edmund L. Quatmann, Jr.
	Name:	Edmund L. Quatmann, Jr.
	Title:	Senior Vice President, General Counsel and Secretary